Exhibit 99.1

ASURE SOFTWARE, INC. ANNOUNCES
CLOSING OF PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas — June 18, 2018 — Asure Software, Inc. (NASDAQ: ASUR), a leading global provider of human capital management (HCM) and workplace management software, today closed its previously announced underwritten public offering. In the offering, Asure Software sold 2,375,000 newly issued shares of its common stock and iSystems Holdings, LLC, the selling stockholder, sold 500,000 shares of the company’s common stock at the public offering price of $17.50 per share. The number of shares sold by Asure Software includes 375,000 shares of common stock sold pursuant to an option granted to the underwriters that was exercised in full. Net proceeds to Asure Software, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by Asure Software, were approximately $38.6 million.

Asure Software intends to use the net proceeds received from the sale of the common stock for general corporate purposes. Asure Software may also use a portion of the net proceeds to acquire or invest in complementary businesses, assets or technologies, although Asure Software has not entered into any definitive agreement with respect to any specific acquisition at this time. Asure Software will not receive any proceeds from the sale of shares by the selling stockholder.

Cowen, Canaccord Genuity and Roth Capital Partners acted as joint book-running managers for the offering. Dougherty & Company and Barrington Research acted as co-managers for the offering.

The offering was made pursuant to effective shelf registration statements that Asure Software filed with the Securities and Exchange Commission (SEC).  A final prospectus supplement describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectuses relating to the offering may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or via telephone at (631) 274-2806, Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, Massachusetts 02110, Attn: Equity Capital Markets, via telephone at (617) 371-3900 or via e-mail at prospectus@canaccordgenuity.com, or Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via e-mail at rothecm@roth.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Asure Software being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Asure Software, Inc.

Headquartered in Austin, Texas, Asure Software offers intuitive and innovative cloud-based solutions designed to help organizations of all sizes and complexities build companies of the future. Asure Software’s cloud platforms enable more than 100,000 clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global landscape. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, human resources consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization.

Forward-Looking Statements

The forward looking statements in this press release, including with respect to the offering and the intended use of the proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the prospectus supplement and the accompanying prospectuses and in Asure Software’s other filings and reports with the Securities and Exchange Commission. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure Software is not obligated to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Carolyn Bass, Partner

Market Street Partners

415-445-3232

cbass@marketstreetpartners.com